Walgreen Co.

Webcast – Second Quarter 2004

March 22, 2004

Hello, and thanks for tuning in to Walgreens audio webcast for the second quarter of fiscal year 2004. I’m Rick Hans, Walgreens Director of Finance, and I invite you to use this information in conjunction with the press release and other financial information posted on our Web site.

Safe Harbor Language

Before we begin, I’d like to go over the safe harbor language. Certain statements and projections of future results made in this presentation constitute forward-looking information that is based on current market, competitive and regulatory expectations that involve risk and uncertainty. Please see page 4 of our Form 10-K, dated August 31, 2003, for a discussion of factors as they relate to forward-looking statements.

Sales and Earnings

Today we announced another record quarter of both sales and profits, while at the same time investing heavily in the future of our company. Our sales for the second quarter ended Feb. 29 were up 15.8 percent to a record $9.8 billion. Net earnings for the quarter climbed 16.9 percent to $433.5 million or 42 cents per share, diluted. Excluding a pre-tax gain from litigation settlements of $12.7 million this year and $0.3 million last year, earnings rose 14.8 percent to $425.6 million or 41 cents per share, diluted. I should also mention that the quarter benefited from one extra day this year versus last year due to leap year.

For the first six months of fiscal 2004, sales increased 16.1 percent to $18.5 billion. Net earnings rose 14.3 percent to $688.4 million or 67 cents per share, diluted. Excluding pre-tax gains from litigation settlements of $12.7 million this year and $17.0 million last year, first-half earnings rose 15.0 percent to $680.5 million or 66 cents per share, diluted, from last year’s $591.9 million or 57 cents per share, diluted.

Pharmacy continues to lead our sales gains. As we noted in today’s press release, our prescription market share during calendar year 2003 grew 5.9 percent. That’s faster than all other retail segments, and faster than mail order, which grew only 4.1 percent. And looking back over the last five years, Walgreens prescription market share grew 46 percent, while mail order’s share grew only 34 percent. Clearly, there’s enough growth in the industry for both segments to perform well. And we’re enthusiastic about the response we’re getting for our 90-day retail prescription supply program. Payers are responding to the cost-advantages and choice that 90-day retail refills offer.

In the front-end – or non-pharmacy – side of the store, we gained market share in 59 of our top 60 product categories versus our drugstore, grocery and mass merchant competitors compared to a year ago.

But the story of this quarter is our ability to invest in our future while recording mid-teens earnings growth.

  We’ve invested in customer service, which helped significantly drive up customer counts in the quarter in stores open two or more years. Oftentimes, a new store’s toughest competitor is a fellow Walgreens store. Yet we’re still recording big customer count increases.
  We’re continuing our store growth strategy, with many of these locations open 24 hours. At the end of the quarter, we operated 247 more 24-hour stores than we did a year ago, and we have more 24-hour pharmacies than all of our competitors combined. These new stores are located on expensive, prime locations. But they turn into powerhouses. For example, while the average retail pharmacy fills 147 prescriptions per day, Walgreen pharmacies average 264 prescriptions per day, in spite of the young age of our stores.
  Our newest distribution center, in Moreno Valley, Calif., will begin shipping to stores in about two months. Although its costs don’t directly affect this quarter’s earnings, this is the fourth new DC we’ve opened in just over two years. The combined 2.6 million square feet of these DCs give us the infrastructure to serve 2,400 stores, with expansion capability to serve a total of 3,200 stores. And to top it off, they’re the most efficient DCs we’ve ever built.
  Investments in information systems development also continued this quarter. We’ll devote 500 man-years this fiscal year to new systems development projects that will make us a stronger competitor in the future.

Comparable Sales

Taking a closer look at sales, total comparable store sales – for stores open more than a year - were up 11.5 percent in the quarter, while front-end comparable store sales rose 6.2 percent.

Pharmacy sales climbed 19.0 percent overall and 15.5 percent on a comparable store basis in the quarter. While December was a big month for flu-related prescriptions, those orders dropped off just as dramatically in January and February.

Over the long term, we anticipate continued strong pharmacy sales as the baby boom generation ages and makes use of more prescription medicine.

Gross Profit Margins

Looking at our gross profit, we saw the margin decrease 14 basis points versus a year ago to 27.66 percent. The margin was hurt by a greater portion of sales coming from lower margin pharmacy items and by fewer new generic prescription products introduced this year. Margins for front-end items were slightly higher this quarter compared to a year ago.

Selling, Occupancy & Administration expenses

SO&A in the quarter decreased 4 basis points to 20.74 percent of sales, even though we invested in more payroll expense related to 24-hour stores and saw higher insurance costs.

[Preliminary and unaudited]

From the Balance Sheet

The consolidated balance sheet and statement of cash flows can be found at investor.walgreens.com under the tab, "Financials." While sales were up 15.8 percent in the quarter, inventories increased just 11.0 percent versus a year ago.

Accounts receivable increased 20.4 percent, in line with third-party prescription sales growth, and accounts payable increased 14.1 percent.

Cash increased from $683.2 million at the end of last year’s second quarter to $1.1 billion at the end of this year’s second quarter.

Wrapup

We’re very pleased to report another record quarter for our shareholders. But we believe what we’re doing today to invest in our future is as important as our current results.

We’re in one of the most attractive retail segments, with an aging population driving increasing need for our products and pharmacy services. While the number of prescriptions filled in the U.S. has increased over 60 percent since 1992, the number of pharmacies has remained almost flat. One of the reasons for that is the national pharmacist shortage, which hasn’t slowed our growth but has restrained many competitors. In a way, it’s acted as a high barrier of entry into the pharmacy business. And that’s giving us an opportunity to extend our competitive lead. With only 13 percent of the retail prescription market, we see plenty of opportunity left.

Thank you for listening. Our next earnings announcement, for the third quarter of fiscal 2004, is scheduled for June 21st. Once again, thanks for being a loyal Walgreen shareholder, and remember, "You’re Always Welcome at Walgreens!"

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